Exhibit 4.2

AMENDMENT TO RIGHTS AGREEMENT

     THIS AMENDMENT (the “Amendment”) is made and dated as of January 22, 2004, between Imperial Parking Corporation, a Delaware corporation (the “Company”), and National City Bank, a federally chartered trust company (the “Rights Agent”).

RECITALS

     A.     The Company and the Rights Agent are parties to a Shareholder Rights Agreement dated as of May 12, 2003 (the “Rights Agreement”);

     B.     The Company, Imperial Parking Management, LLC and IPK Acquisition Corporation are entering into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) which provides for the consummation of the “Merger” as defined in the Merger Agreement; and

     C.     The Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is desirable, and the Company and the Rights Agent desire to evidence such amendment in writing; and such amendment is in accordance with Section 27 of the Rights Agreement.

     Accordingly, the parties hereto agree that:

     1.     AMENDMENTS.

     (a)  Amendment to Definition of “Acquiring Person.” Section 1 (a) of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1(a):

     “Notwithstanding anything to the contrary in this Agreement, including without limitation Sections 1(a), 1(l), 1(hh), 1(kk), 3, 7, 11(a)(ii) and 13(a), (i) neither Imperial Parking Management, LLC, IPK Acquisition Corporation, nor any of their Affiliates shall be deemed to be an Acquiring Person, (ii) no Stock Acquisition Date, no Distribution Date and no Triggering Event shall be deemed to occur, (iii) the Rights will not separate from the Common Stock, and (iv) the Rights shall not become exercisable, in each case as a result of the execution, delivery or performance of the Merger Agreement (as defined below) or the Voting Agreements (as defined below), or the public announcement thereof, or the consummation of the Merger (as defined in such Merger Agreement) or any other transactions contemplated by the Merger Agreement, or the grant or exercise of any rights (including option rights) under the Voting Agreements, or the consummation of any other transactions contemplated by the Voting Agreements. For purposes of this Section 1(a), “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of January 22, 2004 by and among the Company, Imperial Parking Management, LLC and IPK Acquisition Corporation, and “Voting Agreements” shall mean the Voting Agreement(s) and the Voting and Option Agreement dated as of January 22, 2004 among Imperial Parking Management, LLC and the stockholders listed on the signature pages thereto.

     (b)  Amendment to Definition of “Expiration Date.” The first sentence of Section 7(a) of the Rights Agreement is hereby amended by: (x) deleting “or” immediately prior to “(iii) the time” and replacing it with a “,” and (y) replacing “(the earlier of (i), (ii) or (iii) being herein referred to as the “Expiration Date”) with “or (iv) immediately prior to the “Effective Time” as defined in the Merger Agreement (the earlier of (i), (ii), (iii) or (iv) being herein referred to as the “Expiration Date”)”.

     2.     CERTIFICATION. This Section 2 shall constitute an officer’s certificate for purposes of Section 27 of the Rights Agreement, and the Company and the officer of the Company signing this Amendment below, on behalf of the Company, hereby (i) certify that to the best of their knowledge this Amendment is in compliance with the terms of Section 27 of the Rights Agreement and (ii) request and direct that the Rights Agent execute and deliver this Amendment, in accordance with Section 27.

     3.     MISCELLANEOUS. Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State and without regard to conflicts of laws and principles. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

IMPERIAL PARKING CORPORATION

By:
	Name:	J. Bruce Newsome
	Title:	CFO and Senior Vice-President, Finance

NATIONAL CITY BANK

By:
	Name:	Sherry L. Damore
	Title:	Vice-President